OMB APPROVAL

OMB Number:	3235-0059
Expires:	January 31, 2008
Estimated average burden hours per response	14

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

SOFTBRANDS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

      Payment of Filing Fee (Check the appropriate box):

☑ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1) Title of each class of securities to which transaction applies:

2) Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4) Proposed maximum aggregate value of transaction:

5) Total fee paid:

☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:

2) Form, Schedule or Registration Statement No.:

3) Filing Party:

4) Date Filed:

SEC 1913 (02-02)	Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

SOFTBRANDS, INC.
Two Meridian Crossings
Suite 800
Minneapolis, MN 55423
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held February 19, 2008
To the Stockholders of
SOFTBRANDS, INC.:
     The Annual Meeting of Stockholders of SoftBrands, Inc. will be held on Tuesday, February 19, 2008, at Dorsey & Whitney LLP, 15th floor, 50 South Sixth Street, Minneapolis, MN at 3:00 p.m. for the following purposes:
1)	To elect three Class III directors;

2)	To approve an amendment to the SoftBrands, Inc. 2001 Stock Incentive Plan increasing the number of shares of common stock reserved for issuance under the plan by 1,500,000 shares; and

3)	To consider such other matters as may properly come before the meeting or any adjournments thereof.
     Only holders of record of our common stock, our Series B Convertible Preferred Stock, our Series C-1 Convertible Preferred Stock, and our Series D Convertible Preferred Stock at the close of business on December 28, 2007, will be entitled to receive notice of and to vote at the meeting. Stockholders who do not expect to attend the meeting in person are urged to fill in, date, sign and promptly return the proxy in the enclosed envelope. If you later desire to revoke your proxy, you may do so at any time before it is exercised.

By Order of the Board of Directors,

Gregg A. Waldon
Secretary

Minneapolis, Minnesota
January 9, 2008

SOFTBRANDS, INC.
Two Meridian Crossings
Suite 800
Minneapolis, MN 55423
PROXY STATEMENT
Annual Meeting of Stockholders to be held
on February 19, 2008
     We have prepared this proxy statement on behalf of our Board of Directors for use in soliciting proxies for our Annual Meeting of Stockholders to be held Tuesday, February 19, 2008 at 3:00 p.m. The Annual Meeting will be held at Dorsey & Whitney LLP, 15th floor, 50 South Sixth Street, Minneapolis, Minnesota. We will bear the cost of soliciting proxies, including the cost of preparing and mailing the Notice of Annual Meeting of Stockholders and this proxy statement. We have not retained a proxy solicitation agent or any other consulting firm to assist us with the proxy process. Instead, our officers or other regular employees may solicit proxies in person, by mail, telephone or facsimile, but will not receive any special compensation for these services. If we are unable to obtain an adequate vote on any matter, we may retain a proxy solicitation agent and pay the fees of the agent.
     We believe that the only matters that will be presented at the annual meeting are:
•	The election of three Class III directors; and

•	An amendment to our 2001 Stock Incentive Plan to increase by 1,500,000 the number of shares available under the plan.
OUR BOARD RECOMMENDS A VOTE IN FAVOR OF EACH OF THESE PROPOSALS.
     We have mailed a copy of our annual report to stockholders with this proxy statement. We are mailing this proxy statement, proxy form and annual report on or about January 9, 2008.
VOTING RIGHTS AND PROCEDURES
     If you return a signed and dated proxy form, we will vote your shares in the manner that you have directed. If you complete the proxy form but do not direct us how to vote, we will vote your shares for the election of the nominees for director, and for the amendment to the 2001 Stock Incentive Plan. The designated proxies named in the enclosed proxy form will have authority to vote in accordance with their judgment on any other matter that is presented at the annual meeting. Holders of a majority of our outstanding common stock, Series B Convertible Preferred Stock (“Series B Preferred Stock”), Series C-1 Convertible Preferred Stock (“Series C-1 Preferred Stock”), and Series D Convertible Preferred Stock (“Series D Preferred Stock”) considered as a single class on an as-if-converted basis, must be present or represented by proxy at the annual meeting to constitute a quorum. Cumulative voting is not permitted in the election of directors. If you “withhold vote for” one or more directors, we will consider your shares present and entitled to vote for purposes of determining the presence of a quorum at the meeting and as unvoted, although present and entitled to vote, for purposes of the election of the directors for whom you have abstained. If a broker submits a proxy that indicates the broker does not have discretionary authority to vote shares, those shares will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the meeting, but will not be considered as present and entitled to vote on the matters voted on at the meeting. You may revoke your proxy at any time before the meeting by delivering to our corporate secretary a written notice of termination of the proxies’ authority or a signed proxy bearing a later date, or by attending the meeting and voting in person.
     You must be a holder of record of our common stock, Series B Preferred Stock, Series C-1 Preferred Stock or Series D Preferred Stock at the close of business on December 28, 2007, to be entitled to receive notice of and to vote at the meeting. On December 28, 2007, we had 41,447,993 shares of common stock, 4,331,540 shares of Series B Preferred Stock, 18,000 shares of Series C-1 Preferred Stock, and 6,000 shares of Series D Preferred Stock outstanding. Each outstanding share of common stock is entitled to one vote, each share of Series B Preferred Stock is entitled to one vote for each share of common stock into which it may be converted (currently 1 for 1), each share of Series C-1 Preferred Stock is entitled to one vote for each share of common stock into which it may be converted (currently 497.5 for 1), and each share of Series D Preferred Stock is entitled to one vote for each share of common stock into which it may be converted (currently 598.8 for 1).
PROPOSAL 1: ELECTION OF DIRECTORS
     We have a “classified” board of directors, which means that approximately one-third of our directors are elected at each annual meeting of stockholders and serve for terms of three years or until their successors are elected and qualified. Accordingly, you are being asked to vote at the annual meeting for directors whose terms are scheduled to expire at the annual meeting of stockholders in 2011.
     Three persons have been nominated for election to our Board of Directors at the annual meeting for terms expiring in 2011: Dann V. Angeloff, George H. Ellis and John Hunt. The following information is furnished with respect to each nominee and each incumbent director as of November 15, 2007:
Nominees — Class III Directors— Term Ending 2011

	Principal Occupation and	Director
Name and Age	Business Experience for Past Five Years	Since
Dann V. Angeloff, 72 †*◊	Mr. Angeloff is the founder and President of The Angeloff Company, a corporate financial advisory firm, a position he has held since 1976. He served as a director of AremisSoft Corporation‡ from April 1999 through August 2002. He also currently serves as a director of Public Storage, Inc., a New York Stock Exchange listed company, Nicholas/Applegate Growth Equity Fund, Bjurman Barry Funds, Electronic Recyclers International and various private companies. He is Chairman Emeritus and past president of the Southern California Chapter of the National Association of Corporate Directors.	December 2001

George H. Ellis, 58 #+	Mr. Ellis has been Chief Financial Officer of Global 360, Inc., a developer of business process management software, since July 2006. He served as Chair of our Board of Directors from our formation through September 30, 2007, as our Executive Chairman from January 2006 to June 2006, and our Chief Executive Officer from our formation to January 2006. He was also Chair and Chief Executive Officer of AremisSoft Corporation‡ from October 2001 to July 2002 and served as a director of AremisSoft from April 1999 until February 2001. Previously, Mr. Ellis served as Chief Financial Officer of Sterling Software, Inc., Chief Financial Officer and founder of Sterling Commerce, Inc., a spin-off of Sterling Software, and Executive Vice President and Chief Operating Officer of the Communities Foundation of Texas. Mr. Ellis, a CPA and an attorney, is also a director of PeopleSupport, Inc. and Blackbaud, Inc. and serves on the advisory boards of Southern Methodist University Law School, The Entrepreneurs Foundation of North Texas, and Dallas Social Venture Partners.	December 2001

John Hunt, 42	Mr. Hunt has been a partner with ABRY Partners, LLC, a private equity firm focused on the media and communications industry headquartered in Boston, Massachusetts, since May 2004 and is the co-head of ABRY Mezzanine Investors, L.P. ABRY Mezzanine Investors, L.P. serves as the general partner of ABRY Mezzanine Partners, L.P., the holder of a majority of our Series C-1 Preferred Stock and Series D Preferred Stock, and is the designee to our Board of Directors under the purchase agreements under which these series of preferred stock were sold. From 1990 until May 2004, Mr. Hunt was with Boston Ventures Management, Inc., private equity fund, and was a general partner with that fund since 2000. Mr. Hunt serves as a director of a number of private companies including Navtech, Inc., Triple Point Technology and iTrade Network.	August 2005

Incumbent Directors — Class I — Term Ending 2009

	Principal Occupation and	Director
Name and Age	Business Experience for Past Five Years	Since
Randal B. Tofteland, 48	Mr. Tofteland has been our Chief Executive Officer since January 2006, our President since October 2003, was our Senior Vice President of Manufacturing Operations from December 2001 until October 2003 and was President of our manufacturing operations from the date of Fourth Shift’s acquisition by AremisSoft in April 2001 until December 2001. Mr. Tofteland joined Fourth Shift Corporation in 1997 and served as Chief Operating Officer when Fourth Shift was acquired by AremisSoft in April 2001. He served as President of MedVision, Inc. from 1994 to 1997 and held various management roles with GE Medical Systems from 1982 to 1994.	August 2004

Elaine Wetmore, 46	Ms. Wetmore has been Chair of our Board of Directors since October 1, 2007 and is also an Adjunct Professor of Finance at St. Edwards University. She had been the Treasurer since 2003 and Chief Executive Officer from 2001 to 2002 of the Austin Entrepreneurs Foundation, a charitable foundation. From 1998 until its sale in January 2000, she was President and Chief Operating Officer of Knowledge Discovery One, Inc., a venture-backed technology start-up. Ms. Wetmore also served as Vice President and Chief Financial Officer of Tivoli Systems, Inc., a subsidiary of IBM, until 1998.	August 2002
Incumbent Directors — Class II — Term Ending 2010

	Principal Occupation and	Director
Name and Age	Business Experience for Past Five Years	Since
W. Douglas Lewis, 64 †#	Mr. Lewis has been non-executive Chairman of Open World, Ltd., a global provider of e-commerce solutions to the hospitality industry, since January 2006, and is also a Partner with The Edge Consulting Group, a strategic consulting firm specializing in the hospitality industry that he founded in May 2003. From November 2004 until March 2006, he was managing director of Leading the Way, an international ministry. From April 2004 until November 2004, Mr. Lewis was Senior Vice President and Chief Information Officer for Carnival Corporation, operator of Carnival cruise lines. From May 1997 until November 2003, he was Executive Vice President and Chief Information Officer for Six Continent Hotels and its predecessor, Holiday Inns International, operators and franchisors of more than 3000 hotels in 100 countries. Prior to that time, Mr. Lewis held executive positions in technology at AT&T/Lucent Technologies, the Pratt & Whitney division of United Technologies and General Dynamics.	May 2005

Jeffrey Vorholt, 54 †◊*+	Mr. Vorholt, a CPA and an attorney, was most recently a visiting instructor of accountancy at Miami University (Ohio) and an Adjunct Professor of Accountancy at Xavier University from November 2001 through May 2006. He was Chief Financial Officer of Structural Dynamics Research Corporation, a public software company, from 1994 until its sale to Electronic Data Systems Corporation in November 2001. From 1991 to 1994, Mr. Vorholt was Senior Vice President of Accounting and Information Systems at Cincinnati Bell Telephone Company and was Senior Vice President, a director and Chief Financial Officer of Cincinnati Bell Information Systems Inc. (now Convergys) from 1991 to 1994. Mr. Vorholt also serves as a director and chairman of the Audit Committee of ABX Air, Inc.	August 2002

†	Member of Audit Committee.

*	Member of Compensation Committee.

◊	Member of Nominating and Corporate Governance Committee.

#	Member of Technology and Corporate Growth Committee.

‡	We were a subsidiary of AremisSoft Corporation until August 2002 when AremisSoft’s Plan of Reorganization under Chapter 11 of the Bankruptcy Code was approved. Both Mr. Ellis and Mr. Angeloff served as directors of AremisSoft and assisted in developing the plan for, and filing for, such bankruptcy.

+	Holds Certificate of Director Education from the National Association of Corporate Directors.

     The persons named in the accompanying form of proxy will vote the proxies held by them in favor of the nominees named above as Class III directors, unless otherwise directed. If any nominee for director is unavailable for any reason, the proxy forms will be voted in accordance with the best judgment of the named proxies. Our Board of Directors has no reason to believe that any candidate will be unavailable.
     The Class III directors will be elected by a plurality of the votes cast. Our Board of Directors unanimously recommends a vote “FOR” each of the nominees.
INFORMATION ABOUT OUR BOARD OF DIRECTORS AND ITS COMMITTEES, AND
OTHER CORPORATE GOVERNANCE MATTERS
Our Board
     Under the Delaware General Corporation Law, and our Second Amended and Restated Certificate of Incorporation and Bylaws, our business and affairs are managed under the direction of our Board of Directors. Our Board currently consists of seven members, three of whom are standing for reelection at the annual meeting. We require that a majority of the members of our Board of Directors be “independent” within the meaning of the requirements of the American Stock Exchange (“AMEX”) listing standards. Our Board of Directors has concluded that each of Mr. Angeloff, Mr. Vorholt, Ms. Wetmore and Mr. Lewis, constituting a majority of our Board, is independent within the meaning of the AMEX rules.
     During the fiscal year ended September 30, 2007, there were nine meetings of our Board and all directors attended at least 75% of the meetings. Our independent directors meet in separate, executive session without management or management directors as part of each regular meeting of the Board and met in executive session five times during fiscal 2007.
     We require that all Board members use their best efforts to attend our annual stockholder meeting. All of our nominated and incumbent directors who were directors at the time of our annual stockholder meeting attended the annual meeting held on February 5, 2007.
Committees of Our Board
     Our Board has four committees: an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee, and a Technology and Corporate Growth Committee, each of which has a written charter. Copies of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee charters are posted on our website at www.softbrands.com.
     Audit Committee. Our Audit Committee assists our Board in overseeing and monitoring our accounting and financial reporting processes, audits of our financial statements, the independence and performance of our independent registered public accounting firm, the performance of our internal auditors and our compliance with legal and regulatory requirements. The Audit Committee has sole authority to appoint, determine funding for, retain and oversee our independent registered public accounting firm and to pre-approve all audit services and permissible non-audit services. It is our policy to present to the entire committee proposals for all audit services and permissible non-audit services prior to engagement.
     Our Audit Committee is also responsible for review and approval of, and recommendation to the full Board of, transactions with related persons. Related party transactions include any transaction with a person who would be considered a “related person” under securities laws, including our officers and directors, members of their immediate families and entities that they control, and any holder of more than 5% of our outstanding shares, or any affiliate or member of their immediate families. Although we have not instituted formal tracking procedures, our code of ethics requires that all of these transactions be reported to the Audit Committee. The Audit Committee generally considers these transactions consistent with its fiduciary obligations and approves transactions only if they are fair and reasonable, in the best interests of the corporation, and on terms no less favorable than could be obtained from an unaffiliated third party.
     Our Audit Committee currently consists of Mr. Vorholt (Chair), Mr. Angeloff and Mr. Lewis, each of whom is an “independent director” within the meaning of Section 301 of the Sarbanes-Oxley Act of 2002 and AMEX listing standards applicable to audit committees. Mr. Lewis was appointed to the Committee effective October 1, 2007 in place of Ms. Wetmore when she was elected the Chair of our Board. Our Board of Directors has identified Mr. Vorholt as an “audit committee financial expert” within the definition established by the Securities and Exchange Commission. The Audit Committee met twelve times during the fiscal year ended September 30, 2007, and all members of the Committee attended at least 75% of the meetings.
     Compensation Committee. Our Compensation Committee establishes the compensation of our executive officers, including our Chief Executive Officer, administers our stock-based benefit plans, including our 2001 Stock Incentive Plan, and makes recommendations to our Board regarding director compensation. The Compensation Committee currently consists of Mr. Angeloff (Chair) and Mr. Vorholt, both of whom are independent directors under AMEX listing standards. Mr. Vorholt was appointed to the Committee effective October 1, 2007 in place of Ms. Wetmore when she was elected the Chair of our Board. The Compensation Committee met seven times during the fiscal year ended September 30, 2007. Both members of the Committee attended all meetings.
     Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee identifies individuals qualified to become Board members, recommends to the Board nominees to fill vacancies in membership of the Board as they occur, recommends to the Board guidelines on corporate governance, leads the Board in an annual review of its performance and recommends directors to be appointed to Board committees. Our Nominating and Corporate Governance Committee currently consists of Mr. Angeloff (Chair) and Mr. Vorholt, both of whom are independent directors under AMEX listing standards. The Nominating and Corporate Governance Committee met six times during the fiscal year ended September 30, 2007, and both members of the Committee attended all meetings.
     We require that each Director be an individual of the highest character and integrity, have substantial experience which is of particular relevance to SoftBrands, have sufficient time available to devote to our affairs, and represent the best interests of all our stakeholders, including our stockholders. The Nominating Committee has discretion as to the determination of which individuals will best fit these criteria. The Nominating Committee will consider recommendations from stockholders as to director nominations, but has absolute discretion as to whether to recommend any individual for nomination.
     Technology and Growth Committee. We restructured and renamed this committee, formerly the Special Committee on Technology, effective October 1, 2007. The charter of the Committee during fiscal 2007 was to assist the Board in understanding information technology compliance when implementing internal controls in connection with Section 404 of the Sarbanes-Oxley Act of 2002, advise the Board on technology issues presented by management, and advise the Board with respect to technology issues related to acquisitions. During fiscal 2007, Mr. Lewis served as the sole member of the Committee.
     Mr. Ellis was added to this Committee on October 1, 2007, it was renamed the “Technology and Corporate Growth Committee,” and its duties have been expanded to include, in addition to its original duties, the investigation and consideration of industry-wide technology trends, and strategies that we can use, given our particular strengths in specific areas of software technology and corporate infrastructure, to best capitalize on these trends.
Other Corporate Governance Matters
     Our Code of Conduct. We adopted a formal corporate compliance program, including a formal Code of Conduct, in 2002. The Code of Conduct is applicable to all of our officers, directors and employees, including our senior financial officers. It is the responsibility of any employee, officer or director to report any violations of our Code of Conduct to our compliance committee, and of our compliance committee to present those violations to our Audit Committee for corrective action. Our Code of Conduct is available on our website at www.softbrands.com.
     Communication with Our Board. Our Board of Directors has implemented a process by which stockholders may send written communications to the Board’s attention. Stockholders of the Company may send written communications to the Board of Directors or any individual director by sending such communications addressed to the SoftBrands, Inc. Board of Directors c/o SoftBrands Corporate Secretary, Two Meridian Crossings, Suite 800, Minneapolis, MN 55423. All such communications will be compiled by the Secretary and submitted to the Board or individual directors on a periodic basis.
Compensation of Our Directors who are not Employees.
     Through September 30, 2007, each of our directors who was not also an employee received director fees of $25,000 per annum, plus $2,000 per meeting for each meeting attended in person and $1,500 for each meeting attended by conference telephone. Each member of a committee of the Board received a fee of $1,000 per meeting, the chairs of the Compensation Committee and the Nominating and Corporate Governance Committee received an additional annual fee of $4,000, the chair of the Special Committee on Technology received an additional annual fee of $8,000 and the chair of the Audit Committee received an additional annual fee of $12,000. Mr. Ellis, who was the Chair of our Board of Directors through September 30, 2007, received a fixed fee of $100,000 for his services in that capacity during 2007, and did not receive meeting fees or any other annual retainer.
     Through 2005, each outside director was also entitled to receive stock options to purchase 50,000 shares of our common stock at the then market value upon initial election to the Board, and stock options to purchase an additional 20,000 shares on July 31 of each year, provided they continued to serve as a director at that time. Each option vested and became exercisable with respect to 1/3 of the shares on the date of grant, and an additional, cumulative one third on the next two anniversaries.
     Effective February 7, 2006, we changed these grants to provide for the grant of 10,000 restricted stock units and 20,000 stock-settled stock appreciation rights upon initial election, and 4,000 restricted stock units and 10,000 stock-settled stock appreciation rights on July 31 of each year. Like the options, restricted stock units become vested so that shares are issued, and stock appreciation rights become vested and exercisable, with respect to one-third of the shares on the date of grant and an additional one-third on the next two anniversaries.
     During fiscal 2007, our Compensation Committee commissioned and received an additional report from our compensation consultant, Compensia, on director compensation. Consistent with the report of Compensia, and effective October 1, 2007, the Committee increased the annual retainer for the Chair of the Audit Committee to $20,000, the annual retainer for the Chair of the Nominating and Corporate Governance Committee to $5,000 and the annual retainer for the Chair of the Compensation Committee to $10,000. Further, the Committee increased the annual grants of equity awards commencing in fiscal 2008 to 7,000 restricted stock units per year and 15,000 stock-settled stock appreciation rights. Further, in recognition of the relatively low level of equity-based compensation received by directors in fiscal 2007 relative to their peer group, granted, effective October 1, 2007, 3,000 restricted stock units and 5,000 stock-settled stock appreciation rights to each director except Ms. Wetmore. The Compensation Committee set Ms. Wetmore’s compensation as Chair at $100,000, the same as our former Chair, but determined that her equity grants should be twice the grants of other directors. Accordingly, Ms. Wetmore, as Chair, will receive restricted stock units with respect to 14,000 shares and a 30,000 share stock-settled stock appreciation right during fiscal 2008, and received effective October 1, 2007, 6,000 restricted stock units and 10,000 stock-settled stock appreciation rights. The table below, which relates to fiscal 2007, does not include this increased compensation for fiscal 2008 or the stock-based awards granted on October 1, 2007.
     Mr. Tofteland, who is also an employee, does not receive any additional compensation for service as a Board member. During fiscal 2007, we provided the following compensation to our non-employee directors:
Director Compensation

	Fees Earned or	Stock	Option	All Other
	Paid in Cash	Awards[1]	Awards[2]	Compensation	Total
Name	($)	($)	($)	($)	($)
Dann V. Angeloff	70,500	5,619	14,506	—	90,625
George H. Ellis	100,000	3,314	10,740	—	114,054
John Hunt	39,000	5,619	7,710	—	52,329
W. Douglas Lewis	55,000	5,619	23,856	—	84,475
Jeffrey Vorholt	73,500	5,619	14,506	—	93,625
Elaine Wetmore	58,500	5,619	14,506	—	78,625

(1)	Represents the expense recorded in fiscal 2007 in accordance with SFAS No. 123R for restricted stock units held by each director. Restricted stock units are valued at the market price per share on the date of grant and recognized as expense when they vest. During fiscal 2007, each outside director received restricted stock units having a grant date fair value of $8,520. At September 30, 2007, each named director, except Mr. Ellis, held restricted stock units, granted through two awards, totaling 3,999 shares, 2,666 of which vest on July 31, 2008 and 1,333 of which vest on July 31, 2009. Mr. Ellis held restricted stock units totaling 2,666 shares, 1,333 of which vest on each of July 31, 2008 and 2009.

(2)	Represents the expense recorded in fiscal 2007 in accordance with SFAS No. 123R for stock options and stock-settled stock appreciation rights held by each director. A discussion of the calculation of these values may be found in Note 3 to Consolidated Financial Statements in our Annual Report on Form 10-K. During fiscal 2007, each named director received a stock-settled stock appreciation right having a grant date fair value of $9,868. At September 30, 2007, there were outstanding options to purchase 350,000 shares for Mr. Angeloff, 1,650,000 shares for Mr. Ellis, no shares for Mr. Hunt, 50,000 shares for Mr. Lewis, 110,000 shares for Mr. Vorholt and 110,000 shares for Ms. Wetmore. On that date, there were also outstanding stock appreciation rights with respect to 20,000 shares for each outside director, except Mr. Ellis who held stock appreciation rights for 30,000 shares.

EXECUTIVE COMPENSATION
Executive Officers
     In addition to Mr. Tofteland, our current executive officers include the following individuals:
     Gregg A. Waldon, 46, was appointed our Senior Vice President, Chief Financial Officer and Secretary in June 2006. From April 2003 through June 2006, Mr. Waldon was Executive Vice President, Chief Financial Officer, Secretary and Treasurer of Stellent, Inc., a provider of content management software solutions. He served as Chief Financial Officer, Secretary and Treasurer of Stellent from April 1999 until March 2003 and as a director of Stellent from April 1999 to August 2001. From 1992 to April 1999, he held various financial management positions with GalaGen Inc., a publicly traded biopharmaceutical and nutritional ingredients company, where he served as Chief Financial Officer from November 1994 until April 1999. Prior to that time, Mr. Waldon was employed by PricewaterhouseCoopers LLP.
     Ralf Suerken, 42, has been Senior Vice President and General Manager of our Manufacturing Software Operations since June 2005. From July 2004 until June 2005, Mr. Suerken was Chief Operating Officer of PAGMATEK Consulting Group, Ltd., a manufacturing process consulting and SAP implementation services company. From March 2003 until July 2004, Mr. Suerken was Vice President Americas—Services for Portal Software, Inc. From August 2000 until February 2003, Mr. Suerken held various positions with SAP, managing several business units for marketplaces in the Americas and serving as Vice President of Professional Services. From January 1990 to July 2000, Mr. Suerken was Chairman and Chief Executive Officer of Itelligence Group, an SAP systems integrator.
     Steven J. VanTassel, 45, has been Senior Vice President and General Manager of our Hospitality Software Operations since June 2005. From August 2004 until March 2005, Mr. VanTassel was Chief Operating Officer of Agiliti, Inc., a Minneapolis-based provider of managed data center hosting services. He was Chief Operating Officer of JDL Technologies, Inc., a technology solutions consulting company, from October 2002 until July 2004 and held various leadership positions at Net Perceptions, Inc. from September 1998 to July 2002, including senior vice president of products. Prior to joining Net Perceptions, Mr. VanTassel held various positions in sales and e-commerce at IBM.
Compensation Discussion and Analysis
     Compensation Philosophy and Objectives. The software industry for enterprise resource planning is mature, competitive and consolidating. Executives who have been successful growing public companies in this market are frequently the subject of offers from competing companies and there has been considerable movement of executives in the industry. It has been our objective to retain the type of management capable of successfully growing SoftBrands to be a significant competitor in both the manufacturing and hospitality software markets and that ultimately generates increased value for stockholders.
     Accordingly the objective of our compensation policies is to:
•	Reward the achievement of corporate and individual performance goals;

•	Provide compensation that enables us to attract and retain key executives; and

•	Provide a total compensation package that is aligned with our performance and the interests of our stockholders.

Consistent with those objectives, our policy is to:
•	Set annual salary of our executives at or about the average level of the peer group;

•	Establish total cash compensation, assuming targeted performance, at approximately the 60th percentile of the total cash compensation for the peer group;

•	Set equity incentives at approximately midway between the 50% and 75% level of the peer group; and

•	Because of the rate of equity consumption that would otherwise result, base equity incentives primarily on percentage of the Company rather than on Black-Scholes values.
     Compensation Decisions—The Role of our Compensation Committee, Outside Consultants and our Chief Executive Officer. The Compensation Committee of our Board of Directors approves the compensation for our executive officers and the Board of Directors ratifies the decisions of the Compensation Committee. The Compensation Committee also administers, with respect to all eligible recipients, our 2001 Stock Incentive Plan.
     Our Compensation Committee consists entirely of independent directors under the rules of the American Stock Exchange and who are both “outside directors” for purposes of Section 162(m) of the Internal Revenue Code and “non-employee directors” for purposes of Rule 16b-3 under the Securities Exchange Act of 1934. The members of our Compensation Committee during fiscal 2007 were Mr. Angeloff (Chair) and Ms. Wetmore.
     In each of the past several years, including for the 2007 fiscal year, our Compensation Committee has retained an outside compensation consultant to provide advice regarding compensation trends and developments, to present a competitive analysis of the compensation of our executive officers and to discuss and provide recommendations to the Compensation Committee regarding compensation. Compensia was retained during late spring 2006 to provide these services for our fiscal 2007 executive compensation program. Compensia was retained by, and reported directly to, our Compensation Committee rather than to any executive.
     Our Chief Executive Officer provides input to the Compensation Committee regarding the performance of executives who report to him, including our other executive officers, and general recommendations as to the level of their compensation. In addition, our Compensation Committee solicited, and received from our Chief Executive Officer, an evaluation of his own performance. Except for the final meeting at which compensation decisions are made, the Chief Executive Officer attends some portion of each Compensation Committee meeting, although there is an executive session without the CEO at all meetings. Our CEO does not participate in the final decisions regarding approval of the compensation plans for our executives, however, and does not formulate, or provide proposals, for his own compensation. The formulation of the compensation plan for our CEO, as well as the final approval of the compensation plans for our other executive officers, is performed by our Compensation Committee at a meeting without the attendance of our CEO.
     For our fiscal 2007 executive compensation plan, Compensia provided statistical information regarding executive pay for 2006 derived from the Radford High Technology Executive Compensation Survey for companies with revenue of between $50 million and $200 million, and more specific benchmarking data for 16 peer companies in the manufacturing and hospitality software industry. The peer companies included Agile Software, American Software, Art Technology Group, BroadVision, Epicor Software, JDA Software Group, Lawson Software, Logility, Manugistics, Micros Systems, Pegasus Software, Radiant Systems, Actuate, hi/fi and Unica. Compensia presented statistical information for base salary, targeted cash incentive compensation, actual incentive compensation and equity compensation for each executive position from Radford and the peer group at the 25th percentile, 50th percentile, 60th percentile and 75th percentile. Compensia also provided recommendations for the level of compensation of each of our executives based on our objectives for compensation and on these statistics.
     Factors Influencing Executive Compensation for Fiscal 2007. During fiscal 2007, our business underwent significant change in both our hospitality software operations and in our manufacturing software operations, as well as in the administrative systems we use to manage those operations internationally.
     We had completed the acquisition of MAI Systems Corporation and its subsidiary Hotel Information Systems in August 2006. Prior to the acquisition of MAI, our hospitality operations generated less than a third of our aggregate revenue and were declining. Because he managed these smaller hospitality operations, and despite his managerial qualifications, Mr. VanTassel’s compensation was initially set at a level slightly less than Mr. Suerken’s.
     With the acquisition of MAI, our hospitality operations are now roughly equivalent in size to our manufacturing operations and present a number of software technologies with significant growth potential. Although we maintained the salary differential between Mr. VanTassel and Mr. Suerken in fiscal 2007, we evaluated the salary of Mr. VanTassel mid-year and determined during the third fiscal quarter to provide an additional $10,000 salary differential bonus to Mr. VanTassel if full year objectives were achieved in hospitality.
     In our manufacturing operations, we determined in the third fiscal quarter of 2007 to focus more resources on our Fourth Shift Edition product, while maintaining support for our historical software products. We announced an internal restructuring to this effect in June 2007.
     Administratively, we instituted a significant new implementation of information systems during the second and third fiscal quarters of 2007 and worked to finalize and test our internal control over financial reporting in anticipation of a requirement to report on such control for our Annual Report on Form 10-K.
     These changes in hospitality, manufacturing and administrative operations during the year impacted achievement of operating performance parameters upon which incentive compensation was based.
     Base Salary. We strive to set base salary at approximately the 60th percentile of peer companies. Based on the statistics from Compensia, the fiscal 2006 salaries of Mr. VanTassel, Mr. Suerken and Mr. Waldon were at or above the 60th percentile and we therefore determined to maintain their fiscal 2007 salaries at the same levels as their fiscal 2006 salaries.
     During fiscal 2006, the first year during which he was Chief Executive Officer, the statistical information we received indicated that Mr. Tofteland’s base salary was well below the salary level of comparable executives at the 50th percentile level. Further, although the targeted compensation contained in our fiscal 2006 incentive plan would have placed Mr. Tofteland’s total compensation at slightly below the 60th percentile had targeted compensation been achieved, we did not achieve target and his total compensation was substantially below the 50th percentile for similarly situated executives in 2006. Further, our evaluation of Mr. Tofteland’s personal performance was very favorable. Based on the statistics and the favorable performance evaluations, our Compensation Committee increased Mr. Tofteland’s base salary by $50,000 or 14% from fiscal 2006 to $400,000 for fiscal 2007.
     For our fiscal 2008 compensation plan, and based on statistics obtained from Compensia, the Compensation Committee again found that Mr. Tofteland’s salary was below the 60th percentile for comparable companies, but that total achievable compensation, if bonus targets are achieved, would be above the 60th percentile. Accordingly, the Compensation Committee increased Mr. Tofteland’s base salary by 10% to $440,000, but decreased his targeted incentive compensation by an equivalent amount. Although Mr. Waldon’s salary continued to remain competitive and was not increased for fiscal 2008, based on the statistical comparisons, the Committee increased the salaries of Mr. Suerken and Mr. VanTassel to $265,000 each for fiscal 2008.
     Incentive Compensation. Our Compensation Committee annually establishes a cash incentive program for executive officers that was, until the compensation program for fiscal 2008, based solely on financial performance. The program for fiscal 2007 required that we generate operating profit of a certain percentage of budgeted operating profit for any incentive to be payable. This percentage was 85% for Mr. Tofteland and Mr. Waldon, 90% for Mr. VanTassel and 93% for Mr. Suerken. At these percentages, the executives were entitled to 50% of their targeted cash incentive. The cash incentive increased linearly from 50% for performance at these percentages of budgeted operating profit to 100% for performance at budgeted operating profit and entitled the executive to 1% of targeted incentive for each percentage by which operating profit exceeded budget. This incentive compensation was based on consolidated operating profit for Mr. Tofteland and Mr. Waldon, on hospitality only operating profit for Mr. VanTassel and on manufacturing only operating profit for Mr. Suerken. The incentive compensation program provides for the payment of 1/8 of the aggregate bonus based on cumulative operating profit through the end of each quarter, and the balance of the bonus if annual objectives are achieved.
     Based on the statistical analysis provided by Compensia, which indicated that the total targeted compensation of our executives was at or above the 60th percentile if our operating profit targets were met, we maintained the targeted incentive compensation of Mr. Tofteland for fiscal 2007 at $325,000, of Mr. Waldon at $132,500 and of Mr. VanTassel and Mr. Suerken at $100,000. Nevertheless we established operating profit goals aggressively, setting budgeted consolidated operating profit at $3.3 million for the year, hospitality operating profit at $3.5 million and manufacturing operating profit at $16.2 million. Both the hospitality and manufacturing operating profit targets are before the allocation of corporate expenses. Although we achieved targeted consolidated operating target objectives in the first quarter, only our hospitality operations achieved targets in the second and third quarters and we did not achieve annualized targets. Accordingly, Mr. Tofteland, Mr. Waldon and Mr. Suerken received only one-eighth of their targeted bonuses, while Mr. VanTassel received 125% of his targeted bonus. In addition, and based on successful integration of the MAI operations and achievement of annual budgeted results, Mr. VanTassel was paid the $10,000 salary differential bonus.
     For fiscal 2008, the Compensation Committee included personal performance metrics as part of the incentive program for all executives except Mr. Tofteland, whose incentive program remains based solely upon consolidated operating profit. For the remaining executives, 30% of their aggregate targeted incentive compensation for fiscal 2008 will be based on the achievement of personal performance goals formulated by the Chief Executive Officer and the balance will be based on the achievement of operating profit budgets in the same manner as the fiscal 2007 incentive program. Based on comparative statistics, for fiscal 2008 the Compensation Committee decreased Mr. Tofteland’s targeted incentive to $285,000, maintained the targeted incentive of Mr. Waldon at $132,500, and increased the targeted incentive of Mr. VanTassel and Mr. Suerken to $110,000.
     Long-Term Incentive. Starting in fiscal 2006, we have used restricted stock units and stock appreciation rights as long-term equity incentives for our executives. We grant stock-settled stock appreciation rights in connection with the original retention of executives and management employees, and in connection with promotions. We grant a combination of restricted stock units and stock-settled stock appreciation rights annually as additional incentives and time those grants at the end of the calendar year. We limit all grants to management-level employees, and provide proportionately more stock appreciation rights, which have higher potential for appreciation and for absence of value if our stock price does not increase, to upper levels of management in connection with annual grants. We make grants only at the fair market value on the date of the meeting at which they are approved and base fair market value on the closing price of our common stock, as reported by the American Stock Exchange, on the date of grant.
     In general, the statistical information we have received from Compensia indicates that the equity incentives we have provided to executives are competitive when considered on the basis of the percentage of the Company’s equity that individual grants represent, but is not competitive based on the value of the award. Because of concern over the low level of long term retention value represented by these awards, we requested that Compensia formulate, and we considered, a one time grant to our executive officers for fiscal 2007. In accordance with a recommendation from Compensia, we granted 100,000 restricted stock units that vest on September 30, 2009 to each of Mr. Waldon, Mr. Suerken and Mr. VanTassel on October 1, 2007. Because of the level of stock-based benefits he holds, and in large part at his suggestion, Mr. Tofteland did not participate in these grants.
     Consistent with our annual refresher policy and in connection with annual grants to all management level employees, on December 22, 2006, we granted 150,000 stock-settled stock appreciation rights and 50,000 restricted stock units to Mr. Tofteland, and 37,500 stock-settled stock appreciation rights and 12,500 restricted stock units to each of Mr. Waldon, Mr. VanTassel, and Mr. Suerken.
     For fiscal 2008, the Compensation Committee reevaluated our long-term, equity-based compensation program. Concluding that the program provided substantially less economic benefit to executives than competitive programs, in part because of the degree of our equity structure represented by several classes of preferred stock, the Committee determined to base equity grants more substantially on economic value in the future rather than as a percentage of capitalization. In part to catch up to the level that should have been granted in fiscal 2007, we granted substantial equity benefits to our executives on the first day of fiscal 2008, and authorized substantial additional grants in connection with the regular refresher grants to management employees in December 2007. Effective October 1, 2007, we granted 15,000 restricted stock units and 142,500 stock-settled stock appreciation rights to Mr. Tofteland, 7,500 restricted stock units and 67,000 stock-settled stock appreciation rights to Mr. Waldon, 21,500 restricted stock units and 56,000 stock-settled stock appreciation rights to Mr. VanTassel and 6,500 restricted stock units and 56,000 stock-settled stock appreciation rights to Mr. Suerken. The Compensation Committee also authorized the grant, effective with other refresher grants to management employees in December 2007, of 85,000 restricted stock units and 177,000 stock-settled stock appreciation rights to Mr. Tofteland, 39,500 restricted stock units and 85,000 stock-settled stock appreciation rights to Mr. Waldon, 32,500 restricted stock units and 71,000 stock-settled stock appreciation rights to Mr. VanTassel and 32,500 restricted stock units and 71,000 stock-settled stock appreciation rights to Mr. Suerken.
     Other Benefits. We generally provide our executives with the same welfare benefits as all of our employees. In addition, we provided automobile allowances, automobile parking, medical reimbursement and tax planning services for Mr. Tofteland. We also provided automobile parking for Mr. Waldon, Mr. Suerken and Mr. VanTassel. We do not provide any other perquisites to our executives.
     Employment and Severance Agreements. Except for Mr. Tofteland, we do not have employment agreements with our executive officers. Mr. Tofteland’s employment agreement provides for payments upon termination of his employment by SoftBrands or by Mr. Tofteland for good reason, and for increased severance payments if he is terminated after a change of control. We also maintain severance agreements with each of our other executive officers, and with several of our business managers, that provide for severance payments upon termination after a change of control. These agreements are designed primarily to retain executives during the pendency of potential transactions in which SoftBrands may be acquired and to remove obstacles to the completion of such transactions that might be presented by executives if uncompensated loss of employment is possible. Mr. Tofteland’s agreement, and the severance pay agreements with other executives, are discussed in more detail below.
Compensation Committee Report
     The Compensation Committee evaluates and establishes compensation for executive officers and oversees our management stock plans, and other management incentive and benefit programs. Management has the primary responsibility for our financial statements and reporting process, including the disclosure of executive compensation. With this in mind, as the Compensation Committee, we have reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. The Committee is satisfied that the Compensation Discussion and Analysis fairly and completely represents the philosophy, intent, and actions of the Committee with regard to executive compensation. We recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement for filing with the Securities and Exchange Commission.
Dann V. Angeloff (Chair)
Jeffrey Vorholt
Summary Compensation Table
     The following table summarizes the total compensation that we paid or accrued for our executive officers during our fiscal year ended September 30, 2007. We do not pay discretionary bonuses, but instead pay executives incentive compensation under our cash incentive program as described in our Compensation Discussion and Analysis under the caption “Incentive Compensation.” This cash incentive compensation is included in the table below under “Non-Equity Incentive Plan Compensation.” We do not maintain a pension plan and do not provide our executives non-qualified deferred compensation, but instead encourage retirement savings through our 401K Retirement Savings Plan. The stock awards reflected in the table represent the expense we recorded during fiscal 2007 for restricted stock units and the option/SAR awards reflect the expense we recorded during fiscal 2007 for stock appreciation rights and stock options under our 2001 Stock Incentive Plan.

					Non-Equity
			Stock	Option/ SAR	Incentive Plan	All Other
Name	Year	Salary	Awards[1]	Awards[1]	Compensation[2]	Compensation[3]	Total
Randal B. Tofteland	2007	$400,000	$16,002	$217,166	$40,625	$17,534	$691,327
Gregg A. Waldon	2007	265,000	59,082	92,314	46,563	—	462,959
Ralf Suerken	2007	250,000	64,280	86,682	13,750	—	414,712
Steven J. VanTassel	2007	230,000	64,280	68,389	135,000	—	497,669

(1)	Represents, for stock awards, the amount recorded as a result of restricted stock units, and for option awards, the amount recorded as a result of stock options and stock appreciation rights (“SAR”), in accordance with SFAS No. 123(R) in our financial statements for fiscal 2007. See Note 3 to Consolidated Financial Statements included in our Annual Report on Form 10-K for an explanation of the calculation of these amounts.

(2)	Represents payment based on our performance under our 2007 cash incentive plan. For Mr. VanTassel, also includes a $10,000 salary equalization payment we committed to make in the second quarter of fiscal 2007 provided our hospitality operations performance was in accordance with budget for the fiscal year.

(3)	Includes, for Mr. Tofteland, a car allowance, reimbursement of medical expenses and reimbursement for tax planning services.

Grants of Plan-Based Awards
     The following table provides detailed information regarding grants of individual incentives provided to our executives during fiscal 2007. The “Non-Equity Incentive Plan Awards” shown in the table do not relate to fiscal 2007 compensation, but instead represent our cash incentive or “bonus” plan for executives for fiscal 2008 performance. We make decisions regarding incentive compensation in connection with our budgeting approval process prior to the beginning of each fiscal year and made decisions regarding our fiscal 2008 cash incentive program in August 2007.
     All of our equity awards, consisting of restricted stock awards, stock options and stock-settled stock appreciation rights, are made under the 2001 Stock Incentive Plan and vest based on continuation of employment.

					Restricted
					Stock Unit	Option/SAR
					Awards:	Awards:	Exercise	Grant Date
					Number of	Number of	or Base	Fair Value
		Estimated Future Payouts Under			Shares of	Securities	Price of	of Stock
		Non-Equity Incentive Plan Awards[1]			Stock or	Underlying	Option	and Option
		Threshold	Target	Maximum	Units[2]	Options [3]	Awards	Awards[4]
Name	Grant Date	($)	($)	($)	(#)	(#)	($/Sh)	($)

Randal B. Tofteland	8/6/2007 12/22/2006 12/22/2006	142,500	285,000	356,250	50,000	150,000	1.71	85,500 118,800

Gregg A. Waldon	8/6/2007 10/2/2006 12/22/2006 12/22/2006	66,250	132,500	165,625	100,000 12,500	37,500	1.71	166,000 21,375 29,700

Ralf Suerken	8/6/2007 10/2/2006 12/22/2006 12/22/2006	55,000	110,000	137,500	100,000 12,500	37,500	1.71	166,000 21,375 29,700

Steven J. VanTassel	8/6/2007 10/2/2006 12/22/2006 12/22/2006	55,000	110,000	137,500	100,000 12,500	37,500	1.71	166,000 21,375 29,700

(1)	Represents our cash incentive plan for fiscal 2008 created as of such date. The minimum equals 50% of the target based on achievement of stated percentages of annual operating profit, but each executive could achieve only 1/8th of the target if we achieved budgeted performance for one quarter only. The maximum payout is 125% of target.

(2)	Restricted stock units granted on December 22, 2006 vest with respect to 25% of the shares on each of January 1, 2008, 2009, 2010 and 2011. Restricted stock units granted on 10/2/2006 vest 100% on October 2, 2009.

(3)	Represents stock appreciation rights that vest with respect 25% of the shares on each of January 1, 2008, 2009, 2010 and 2011. Stock appreciation rights expire five years from the grant date.

(4)	Represents the full value that will be recognized as expense in accordance with SFAS No. 123(R) in our financial statements over the four-year vesting periods of stock appreciation rights and restricted stock units that were granted in fiscal 2007.

Outstanding Equity Awards at Fiscal Year-End
     The following table lists the options, stock appreciation rights and restricted stock units held by each of our executives at September 30, 2007. We ceased granting options, and instead have granted stock appreciation rights and restricted stock units, commencing in February 2006.

	Option/SAR Awards
	Number of	Number of			Restricted Stock Unit Awards
	Securities	Securities				Market Value of
	Underlying	Underlying	Option/		Number of	Shares or Units
	Unexercised	Unexercised	SAR	Option/	Shares or Units	of Stock That
	Options/SARs	Options/SARs	Exercise	SAR	of Stock Held	Have Not
	(#)	(#)	Price	Expiration	That Have Not	Vested[1]
Name	Exercisable	Unexercisable	($/Sh)	Date	Vested (#)	($)

Randal B. Tofteland	600,000 30,000 375,000 18,750 —	— 30,000[2] 125,000[3] 56,250[4] 150,000[4]	3.00 1.50 1.50 2.13 1.71	3/07/2012 10/26/2014 2/24/2014 12/19/2010 12/22/2011
					50,000[5]	95,000
					25,000[6]	47,500

Gregg A. Waldon	75,000 —	225,000[7] 37,500[4]	1.72 1.71	6/1/2011 12/22/2011
					100,000[8]	190,000
					12,500[5]	23,750

Ralf Suerken	100,000 6,250 —	100,000[9] 18,750[4] 37,500[4]	1.77 2.13 1.71	5/31/2015 12/19/2010 12/22/2011
					7,500[5]	14,250
					100,000[8]	190,000
					12,500[5]	23,750

Steven J. VanTassel	75,000 6,250 —	75,000[9] 18,750[4] 37,500[4]	1.77 2.13 1.71	5/31/2015 12/19/2010 12/22/2011
					7,500[5]	14,250
					100,000[8]	190,000
					12,500[5]	23,750

(1)	Based on a closing price on September 28, 2007 of $1.90 per share.

(2)	Stock option that finally vests on October 26, 2008.

(3)	Stock option that finally vests on February 24, 2008.

(4)	Stock appreciation right that vests with respect to 25% of the shares on approximately January 1 of each year, commencing at least one full year after the date of grant.

(5)	Restricted stock units that vest with respect to 25% of the shares on approximately January 1 of each year.

(6)	Restricted stock units that vest if the Company completes it audit for the year ended September 30, 2007 with no material weaknesses in internal control over financial reporting.

(7)	Stock appreciation right that vests with respect to 75,000 shares on each of June 1, 2008, 2009 and 2010.

(8)	Restricted stock units that vest on October 2, 2009.

(9)	Stock option that vests with respect to one-half of the unvested shares on each of May 31, 2008 and 2009.

Option Exercises and Stock Vesting
     None of our executive officers exercised stock options or stock appreciation rights during the fiscal year ended September 30, 2007. The restricted stock units that we grant annually, however, provide for annual vesting on approximately January 1 of each year of 25% of the shares subject to the award. The following table presents the value, based on the $1.70 closing price of our common stock on December 29, 2005, of the shares received upon vesting of restricted stock units on January 1, 2007.

Stock Awards
	Number of Shares	Value Realized on
	Acquired on Vesting	Vesting
Name	(#)	($)
Randal B. Tofteland	—	—
Gregg A. Waldon	—	—
Ralf Suerken	2,500	4,250
Steven J. VanTassel	2,500	4,250
Potential Payments upon Termination or Change in Control
     The following table describes the potential payments and benefits under our compensation and benefit plans and arrangements to which the named executive officers would be entitled upon termination of employment.

		Continuation of	Acceleration of
	Cash Severance	Medical/Welfare	Equity Awards	Total Termination
	Payment[1]	Benefits	[2]	Benefits
Randal B. Tofteland
Involuntary termination	$725,000	$17,600	347,500	$1,090,100
Involuntary or good reason termination after change in control (“CIC”)	1,165,000	17,600	347,500	1,530,100

Gregg A. Waldon
Involuntary termination	—	—	—	—
Involuntary or good reason termination after CIC	132,500	—	274,875	407,375

Ralf Suerken
Involuntary termination	—	—	—	—
Involuntary or good reason termination after CIC	132,500	—	261,125	393,625

Steven J. VanTassel
Involuntary termination	—	—	—	—
Involuntary or good reason termination after CIC	132,500	—	254,625	387,125

(1)	Based on 2008 salary.

(2)	Represents the value of unvested shares, plus the difference, if positive, between the market price and the exercise price of unvested options, based on the closing price at September 28, 2007 of $1.90 per share.
     The amounts shown in the table above do not include payments and benefits to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment.

     We have an employment agreement with Mr. Tofteland, and have severance pay agreements with Mr. Waldon, Mr. Suerken, and Mr. VanTassel. The employment agreement for Mr. Tofteland provides for:
•	A one year term, automatically renewed unless terminated on 60 days notice;

•	An annual salary and bonus participation, plus reimbursement of expenses, vacation, standard medical and health benefits, and allowances for both tax planning and health insurance reimbursement;

•	If terminated by SoftBrands without cause, payment of all accrued salary and all incentive pay, plus severance equal to one years’ salary and one years’ incentive pay, assuming achievement of incentive objectives, plus health benefits for one year and acceleration of all non-vested stock-based benefits;

•	If terminated by SoftBrands without cause, or by Mr. Tofteland for good reason, within one year after a change of control, severance equal to two times annual salary plus incentive pay, and acceleration of all non-vested stock-based benefits;

•	A covenant not to compete during employment and for one year after termination; and

•	Confidentiality and intellectual property assignment obligations.
     The severance pay agreements with Mr. Waldon, Mr. Suerken, and Mr. VanTassel provide that each will be entitled to severance equal to six months salary upon termination within one year after a change of control, and to acceleration of all non-vested stock-based benefits.
     For purposes of Mr. Tofteland’s employment agreement, and each of the severance pay agreements for Mr. Waldon, Mr. Suerken and Mr. VanTassel, we define “change of control” to include:
•	The acquisition by any person or persons acting together of over half our voting stock;

•	A merger in which SoftBrands is not the surviving corporation or after which more than half of the shares of the surviving corporation are not held by persons who are Softbrands stockholders prior to the merger;

•	A sale of more than half our assets or earning power; or

•	Any other transaction that our Board of Directors determines is a change of control.

Equity Compensation Plan Information
     The following table describes shares of our common stock that are available on September 30, 2007 for purchase under outstanding stock-based awards, or reserved for issuance under stock-based awards or other rights that may be granted in the future, under our equity compensation plans:

(c)
Number of
	(a)		securities
	Number of		remaining available
	securities to be	(b)	for future issuance
	issued upon	Weighted-average	under equity
	exercise of	exercise price of	compensation plans
	outstanding	outstanding	(excluding those
	options, warrants	options, warrants	reflected
Plan Category	and rights	and rights	in column (a))

Equity compensation plans approved by security holders:

2001 Stock Incentive Plan	11,553,034	$2.09	3,054,130

Equity compensation plans not approved by security holders	—	—	—

Total	11,553,034	$2.09	3,054,130

CERTAIN TRANSACTIONS
     Capital Resource Partners IV (“CRP”) is one of our largest stockholders. Under a Senior Subordinated Note and Warrant Purchase Agreement dated November 20, 2002 that we have with CRP, CRP has the right to purchase a pro rata portion (based on its percentage ownership on a fully converted basis) of any securities we offer or sell in a private transaction, excepting up to 8,400,000 shares of common stock issued under employee benefit plans approved by the board and stockholders. Because we have granted options and other stock-based benefits in excess of 8,400,000 shares, we have been obliged to issue to CRP stock-based benefits representing its pro rata portion of the excess and will, unless CRP agrees to amend this provision, be required to issue stock-based benefits to CRP representing its pro rata share of any benefits we grant under the increased reservation approved in Proposal 2. Through September 30, 2007, CRP had received options to purchase 560,125 shares under this provision, 195,187 of which were issued in the fiscal year ended September 30, 2007.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
     The following table provides information at December 15, 2007, about the ownership of our common stock by each person known to us to beneficially own 5% or more of our common stock, by each of our directors, and by each of our executive officers.

	Amount and Nature
	of Beneficial
Name and Address of Beneficial Owner	Ownership (1)	Percent of Class

Capital Resource Partners IV, L.P. (2) 85 Merrimac Street, Suite 200 Boston, Massachusetts 02114	11,011,304	21.0%

John Hunt ABRY Mezzanine Partners L.P. (3) 111 Huntington Avenue Boston, MA 02199	11,806,365	22.2%

Info-Quest SA (4) 25 Pantou Street 17671 Kallithea, Athens, Greece	4,050,659	9.8%

Kellogg Capital Group LLC (5) 55 Broadway, 4th Floor New York, NY 10006	3,741,116	9.0%

Dann V. Angeloff	370,923	*

George H. Ellis (6)	1,906,351	4.4%

W. Douglas Lewis	66,334	*

Randal B. Tofteland	1,396,875	3.3%

Jeffrey Vorholt	138,334	*

Elaine Wetmore	129,334	*

Gregg A. Waldon	133,125	*

Ralf Suerken	182,375	*

Steven J. VanTassel	160,875	*

All directors and executive officers as a group (10 people) (7)	4,485,026	9.8%

*	Less than 1%

(1)	Includes for Mr. Angeloff 361,334 shares, for Mr. Ellis 1,866,334 shares, for Mr. Lewis 61,334 shares, for Mr. Tofteland 1,346,875 shares, for Mr. Vorholt 121,334 shares, for Ms. Wetmore 123,334 shares, for Mr. Waldon 133,125 shares, for Mr. Suerken 164,875 shares, for Mr. VanTassel 143,875 shares, and for all directors and executive officers as a group, 4,322,420 shares that may be acquired upon exercise of options or stock appreciation rights, or vesting of restricted stock units, that become exercisable or vested within 60 days.

(2)	Based on Schedule 13G filed February 15, 2007 on behalf of Capital Resource Partners IV, L.P., CRP Partners IV, L.L.C., its general partner, and Robert C. Ammerman, Stephen M. Jenks, and Alexander S. McGrath, its members. Consists of warrants to purchase 4,216,518 shares of common stock, options to purchase 175,759 shares of common stock, 4,331,540 shares of Series B Preferred Stock, initially convertible into 4,331,540 shares of common stock and 3,000 shares of Series C-1 Preferred Stock initially convertible into 1,492,537 shares of common stock. See the discussion under “Certain Transactions” above.

(3)	John Hunt is a director designated by ABRY Mezzanine Partners L.P. Based on Schedule 13D filed August 25, 2006 on behalf of ABRY Mezzanine Partners L.P., the direct owner of such securities, ABRY Mezzanine Investors, L.P., its general partner, ABRY Mezzanine Holdings, LLC, the general partner of ABRY Mezzanine Investors, and Royce Yodkoff, a controlling person of ABRY Mezzanine Holdings. Consists of 15,000 shares of Series C-1 Preferred Stock initially convertible into 7,462,687 shares of common stock, 5,000 shares of Series D Preferred Stock, initially convertible into 2,994,011 shares of common stock, 11,334 shares of stock appreciation rights, warrants to purchase 1,333,333 shares of common stock, and 5,000 restricted stock units.

(4)	Based on Schedule 13G filed February 3, 2006.

(5)	Based on amended Schedule 13G filed February 14, 2006. Includes 3,706,816 shares held by Kellogg Capital Group, LLC, 23,300 shares held by Matthew Brand and 11,000 shares held by Jeff Anderson.

(6)	Includes 1,377 shares held in trust or custodial or trust accounts for Mr. Ellis’ spouse and children and 200,000 options held by a charitable foundation for which Mr. Ellis has investment discretion.

(7)	Does not include shares held by ABRY Mezzanine Partners, LLC.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are also required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.
     One of our significant shareholders, ABRY Mezzanine Partners, filed late one Form 4 during the fiscal year ended September 30, 2007 relating to warrants and Series D Preferred Stock it had purchased. Except with respect to those filings, and based solely on review of the copies of such reports furnished to us and written representations that no other reports were required, to our knowledge all necessary parties have complied with all Section 16(a) filing requirements applicable to its officers, directors and greater-than ten percent beneficial owners during the fiscal year ended September 30, 2007.

PROPOSAL 2: APPROVAL OF AMENDMENT TO 2001 STOCK INCENTIVE PLAN
TO INCREASE PLAN RESERVATION BY 1,500,000 SHARES
     Our Board of Directors unanimously approved at its regular meeting on December 4, 2007, subject to approval by our stockholders at the annual meeting, an amendment to our 2001 Stock Incentive Plan that will increase by 1,500,000 shares the number of shares reserved for issuance under the plan. If this amendment is approved, the share reservation under the incentive plan will be increased on February 19, 2008. Although the plan reserves a total of 15,400,000 shares for issuance under awards (including options) granted under the plan, at December 18, 2007, there remained only approximately 1,400,000 shares available for future grant. Except with respect to our policy to automatically grant options to directors annually, we have not established any specific plans or arrangements with respect to the shares of common stock that will be available through this increased reservation.
Purpose of the Amendment
     We use stock-based incentives as the primary means of long-term incentive for our employees and as a means of tying employee compensation to our performance and the value we generate to stockholders based on the market price of our common stock. In December 2005, in order to reduce the amount of expense we incur because of the implementation of SFAS No. 123(R), we determined to change the principal stock-based incentives we issue from stock options to a combination of restricted stock units and stock-settled stock appreciation rights. We expect the use of restricted stock units to also decrease somewhat the annual consumption of shares under our incentive plan.
     We last amended the Stock Incentive Plan on February 5, 2007 to increase the reservation by 1,500,000 shares. Nevertheless, with our regular program of grants for new hires and promotions, automatic grants to directors and for annual incentives, we believe the shares remaining may be inadequate for the 2008 fiscal year. At December 18, 2007, there remained only approximately 1,400,000 shares available for future grant.
     We continue to believe that stock-based incentives are an important ingredient in the compensation packages for executive, technical and other personnel of most publicly traded corporations. Without the ability to grant additional stock-based incentives, we do not believe that we would have the appropriate tools to compete with other technology companies for the talented technical, sales and management personnel we need to succeed. We believe the increased reservation provided by the amendment will add enough shares to satisfy our needs for the near future.
About our Incentive Plan
     We may grant, through our Compensation Committee which administers the incentive plan, a variety of different types of awards under our incentive plan, including stock appreciation rights, restricted stock and restricted stock units, performance awards, and dividend equivalents. Our Compensation Committee may grant awards under the plan to our employees, to our directors or to consultants who provide valuable services to SoftBrands. Subject to the requirements we describe below, our Compensation Committee, based on its judgment as to what is appropriate and in our best interest, establishes the number of awards and the terms of the individual awards that are granted.
     Until December 2005, all of the awards that we had granted under the incentive plan had been stock options. Although our Compensation Committee had authority to grant both incentive stock options meeting the requirements of Section 422 of the Internal Revenue Code, and non-qualified stock options, virtually all options had been incentive stock options. Our incentive plan provides that the exercise price per share under any stock option, and the grant price of other awards under the incentive plan, may not be less than 100% of the fair market value of our common stock on the date of the grant. Our Compensation Committee bases fair market value on the closing price on the day prior to grant. Most options we have granted vest in annual increments of 25% of the shares subject to the option over four years and expire in ten years.
     We have been required under SFAS No. 123(R) to reflect compensation expense in our income statement whenever stock-based incentives are granted, and over the vesting period, since the beginning of our 2006 fiscal year. Because stock options of the form we had granted in the past created expense that we concluded was disproportionate to their benefit, in December 2005 our Compensation Committee determined to instead emphasize two new forms of stock-based incentive: restricted stock units and stock appreciation rights. Restricted stock units represent our unsecured obligation to issue shares upon achievement of future conditions. We have granted restricted stock units that vest with respect to 25% of the shares on each of the four years after the date of grant and will obligate us to issue shares on those dates if the recipient remains employed. Generally, we issue restricted stock units with respect to approximately 1/3 the number of shares that we had previously issued options.
     We also issued to upper levels of management, and to new management employees, stock appreciation rights that may be settled only in shares of our stock. In general, these rights provide the employee with the ability to acquire the number of shares of our common stock that has a market value on the exercise date equal to the difference between the market price on the exercise date and the exercise price (fair market value on the grant date), multiplied by the number of shares to which the right is being exercised. The stock appreciation rights we have granted vest over four years and expire on the fifth year after the date of grant.
     As part of these changes in form of stock-based compensation, we also changed our policy with respect to automatic grant of stock options to directors. As amended through August 2007, our current policy is to grant 7,000 restricted stock units and 15,000 stock appreciation rights to directors who are not also employees annually, and to grant twice this amount (14,000 restricted stock units and 30,000 stock appreciation rights) to our chairman. Like the options, the stock appreciation rights and restricted stock units granted to directors vest with respect to 1/3 of the subject shares on the date of grant, and with respect to an additional 1/3 in the following two years, and remain exercisable for their term if a director’s service terminates for any reason other than cause.
     Any of our employees, officers, directors, consultants or independent contractors is eligible to receive a stock-based award under the incentive plan. During the past two years, we have granted awards primarily to management employees and directors. The incentive plan prohibits us from granting to employees any award for more than 2,000,000 shares in the aggregate in any calendar year. This annual limitation, which is intended to allow us to continue to deduct these awards as compensation expense if their value exceeds $1 million, specifically includes the grant of any “performance-based awards” within the meaning of Section 162(m) of the Internal Revenue Code.
Income Tax Effects
     We do not expect the grant of stock options to result in any tax consequences for the recipient or to us. The holder of an incentive stock option will have no taxable income when the option is exercised (except that the alternative minimum tax may apply), and we will receive no tax deduction when an option is exercised. The holder of a nonqualified option (an option that does not qualify as an incentive stock option) will recognize ordinary income when the option is exercised equal to the excess of the fair market value of the shares acquired on the date of exercise over the exercise price. We will be entitled to a tax deduction when a nonqualified option is exercised for the same amount, provided that the general rules concerning deductibility of compensation are satisfied. The tax consequences to an optionee of a disposition of shares acquired through the exercise of an option will depend on how long the shares have been held and upon whether the shares were acquired by exercising an incentive stock option or a nonqualified stock option. Generally, there will be no tax consequence to us in connection with a disposition of shares acquired under an option, except that we may be entitled to a tax deduction in the case of a disposition of shares acquired under an incentive stock option before the applicable holding period has been satisfied.
     At the time a stock appreciation right is granted, an option holder will not recognize any taxable income. At the time of exercise of a stock appreciation right, the option holder will recognize ordinary income equal to the cash or the fair market value of the shares received. Any additional gain recognized on a subsequent sale or exchange of the shares will not be compensation income but generally will qualify as a capital gain. We will generally be allowed an income tax deduction in the amount that, and for our taxable year in which, the optionholder recognizes ordinary income upon the exercise of a stock appreciation right.
     The tax consequences of restricted stock and performance awards—which we refer to collectively as “deferred awards”—are similar. At the time a deferred award is granted, a recipient will not recognize any taxable income. At the time a deferred award matures or “vests,” the recipient will recognize ordinary income equal to the cash or fair market value of the shares received. Any additional gain recognized on a subsequent sale or exchange of the shares will not be compensation income but will be treated as capital gain if, as is usually the case, the shares are held as a capital asset. Under Section 83(b) of the Internal Revenue Code, a recipient of a restricted stock award may elect, not later than 30 days after the grant of restricted stock, to include as ordinary income the fair market value of the stock at the grant date. If a Section 83(b) election is made, any future appreciation in the value of the stock will be capital gain. If the stock is forfeited under the terms of the restricted stock award, the recipient will not be allowed a tax deduction with respect to the forfeiture. We generally will be allowed an income tax deduction in the amount that, and for our taxable year in which, a recipient recognizes ordinary income pursuant to a restricted stock award or performance award, but only if we properly report such income to the Internal Revenue Service or withhold income tax as required under the Code.
Vote Required
     The affirmative vote of holders of a majority of the voting power of the shares of common stock, Series B Preferred Stock, Series C-1 Preferred Stock, and Series D Preferred Stock, voting as a single class on an as-converted basis, present in person or represented by proxy and entitled to vote at the Annual Meeting is required to approve this Proposal 2.
Our Board of Directors recommends that you vote “FOR” Proposal 2.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
     Our management is responsible for preparing our financial statements, our internal controls and our financial reporting process. Our independent registered public accounting firm, PricewaterhouseCoopers LLP, is responsible for performing an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards in the United States, to issue an opinion on those financial statements and to audit the effectiveness of our internal controls over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes.
     Our Audit Committee has met and held discussions with our management, our internal auditors and PricewaterhouseCoopers LLP. Management represented to the Audit Committee that our consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and PricewaterhouseCoopers LLP. The Audit Committee discussed with the PricewaterhouseCoopers LLP matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees).
     PricewaterhouseCoopers LLP also provided to the Audit Committee the written disclosure required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with PricewaterhouseCoopers LLP their independence. The Committee also considered whether non-audit services provided by PricewaterhouseCoopers LLP during the last fiscal year were compatible with maintaining their independence.
     Based upon the Audit Committee’s discussion with management and PricewaterhouseCoopers LLP and the Audit Committee’s review of the representation of management and the report of PricewaterhouseCoopers LLP to the Audit Committee, the Audit Committee recommended to the Board of Directors on December 12, 2007 that the audited consolidated financial statements for the fiscal year ended September 30, 2007 be included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission.
Members of the Audit Committee
Jeffrey Vorholt (Chair)
Dann V. Angeloff
W. Douglas Lewis

RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING
FIRM
     We have selected PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending September 30, 2008. Representatives of PricewaterhouseCoopers LLP, which has served as our independent registered public accounting firm since 2002, are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.
Audit and Non-Audit Fees and Services
     The following table provides information regarding fees invoiced by PricewaterhouseCoopers LLP during the past two fiscal years:

Fee Category	2006 Fees	2007 Fees
Audit Fees	$523,000	$1,095,000
Audit-Related Fees	164,000	29,000
Tax Fees	166,000	14,000
All Other Fees	152,000	2,000

Total Fees	$1,005,000	$1,140,000

     Audit Fees consist of fees billed for professional services rendered for the audit of our annual consolidated financial statements, the audit of our effectiveness of internal controls over financial reporting (beginning in fiscal year 2007) and the review of our interim consolidated financial statements included in quarterly reports, and other services that are normally provided in connection with statutory and regulatory filings or engagements.
     Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” These services include work related to amended filings with the Securities and Exchange Commission and consultations concerning debt and equity transactions.
     Tax Fees consist principally of fees billed for professional services for federal, state and international tax compliance, tax advice and tax planning.
     All Other Fees consist of fees for products and services other than the services reported above. In 2006, we incurred fees of approximately $148,000 for acquisition-related due diligence services.

STOCKHOLDER PROPOSALS AND NOMINATIONS FOR THE NEXT ANNUAL MEETING
     Any stockholder wishing to include a proposal in our proxy solicitation materials for our next annual meeting of stockholders must submit the proposal for consideration in writing to our Corporate Secretary at our principal executive offices, Two Meridian Crossings, Suite 800, Minneapolis, MN 55423, no later than September 11, 2008.
     Pursuant to our Bylaws, in order for business to be properly brought before the next annual meeting by a stockholder, or in order for a nominee for director to be considered at the next annual meeting, the stockholder must give written notice of the stockholder’s intent to bring a matter before the annual meeting, or nominate the director, no later than September 11, 2008. Each notice must set forth certain information with respect to the stockholder who intends to bring such matter before the meeting and the business desired to be conducted, as set forth in greater detail in our Bylaws.
     The proxies designated in the attached form will use discretionary authority to vote against any stockholder proposal, or director nominee not made by management, that is presented at the next annual meeting if: (i) the proposal or nominee has been properly omitted from our proxy materials under federal securities laws; (ii) notice of the proposal or nominee was not submitted to our Corporate Secretary at the address listed above by September 11, 2008; or (iii) the proponent has not solicited proxies in compliance with federal securities laws from the holders of at least the percentage of our voting shares required to carry the proposal or elect the nominee.
GENERAL
     Our Board of Directors does not know of any matters other than those described in this proxy statement that will be acted upon at the annual meeting. In the event that any other matters properly come before the meeting calling for a vote of stockholders, the persons named as proxies in the enclosed form of proxy will vote in accordance with their best judgment.
BY ORDER OF THE BOARD OF DIRECTORS,
Gregg A. Waldon
Secretary
Dated: January 9, 2008

SOFTBRANDS, INC.
ANNUAL STOCKHOLDERS MEETING
February 19, 2008

proxy

This proxy is solicited on behalf of the Board of Directors
The undersigned hereby appoints Randal B. Tofteland, and Gregg A. Waldon, and each of them, with the power to appoint a substitute, to vote all shares the undersigned is entitled to vote at the Annual Meeting of Stockholders of SoftBrands, Inc., to be held on February 19, 2008, and any adjournments thereof, as specified below on the matters referred to, and, in their discretion, upon any other matters which may be brought before the meeting.
PLEASE MARK SIGN, DATE AND RETURN THIS PROXY PROMPTLY BY
MAIL OR ELECTRONICALLY AS DESCRIBED ON THE REVERSE SIDE.
See reverse for voting instructions.

COMPANY #
There are three ways to vote your Proxy
Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.
VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK ««« EASY ««« IMMEDIATE
•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on February 15, 2008.
•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions the voice provides you.
VOTE BY INTERNET — http://www.eproxy.com/sbn/ — QUICK ««« EASY ««« IMMEDIATE
•	Use the Internet to vote your proxy 24 hours a day, 7 days a week until 12:00 p.m. (CT) on February 15, 2008.
•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to SoftBrands, Inc., c/o Shareowner ServicesSM, P.O. Box 64945, St. Paul, MN 55164-0945.
If you vote by Phone or Internet, please do not mail your Proxy Card
   Please detach here

The Board of Directors Recommends a Vote FOR Items 1 and 2.

1. Election of directors:	01 Dann V. Angeloff	☐ Vote FOR	☐ WITHHOLD AUTHORITY
	02 George H. Ellis	all nominees	to vote all nominees
	03 John Hunt	(except as marked)

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2. To approve an amendment to the 2001 Stock Incentive Plan to increase authorized shares by 1,500,000.		☐ For ☐ Against ☐ Abstain

3. To vote with discetionary authority on any other matter that may properly come before the meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL OF THE DIRECTORS NAMED IN PROPOSAL 1 AND FOR PROPOSAL 2.

Address Change? Mark Box	☐ Indicate changes below:
Date ___________________

Signature(s) in Box
When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.